UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(D) OF

THE SECURITIES EXCHANGE ACT OF 1934

DATE OF REPORT (DATE OF EARLIEST EVENT REPORTED): November 13, 2017

Quotient Technology Inc.

(Exact name of registrant as specified in its charter)

Delaware	001-36331	77-0485123
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

400 Logue Avenue

Mountain View, California 94043

(Address of principal executive offices)

(Zip Code)

Registrant’s telephone number including area code: (650) 605-4600

Not Applicable

(Former name or address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).

Emerging growth company ☒

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☒

Item 1.01.	Entry into a Material Definitive Agreement.

Purchase Agreement

On November 14, 2017, Quotient Technology Inc. (the “Company”) entered into a purchase agreement (the “Purchase Agreement”) with Morgan Stanley & Co. LLC, as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), to issue and sell $175 million aggregate principal amount of 1.75% Convertible Senior Notes due 2022 (the “Notes”), in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”). The Notes were issued to the Initial Purchasers pursuant to an exemption from the registration requirements of the Securities Act afforded by Section 4(a)(2) of the Securities Act. In addition, the Company granted the Initial Purchasers a 13-day option to purchase up to an additional $25 million aggregate principal amount of the Notes on the same terms and conditions.

The net proceeds from the sale of the Notes were approximately $169.5 million, after deducting the Initial Purchasers’ discount and the estimated offering expenses payable by the Company. The Company intends to use the net proceeds of the offering for general corporate purposes, including working capital, capital expenditures, repurchases of the Company’s common stock (“Common Stock”) pursuant to its existing stock repurchase program, potential acquisitions and strategic transactions.

The Purchase Agreement includes customary representations, warranties and covenants by the Company and customary closing conditions. Under the terms of the Purchase Agreement, the Company has agreed to indemnify the Initial Purchasers against certain liabilities, including liabilities under the Securities Act.

The description of the Purchase Agreement contained herein is qualified in its entirety by reference to the Purchase Agreement that is attached as Exhibit 10.1 to this Current Report on Form 8-K and is incorporated herein by reference.

Indenture

On November 17, 2017, the Company entered into an indenture relating to the issuance of the Notes (the “Indenture”), by and between the Company and U.S. Bank National Association, as trustee (the “Trustee”). The Notes will bear interest at a rate of 1.75% per year, payable semi-annually in arrears on June 1 and December 1 of each year, beginning on June 1, 2018. The Notes will mature on December 1, 2022, unless earlier repurchased, redeemed, or converted in accordance with their terms.

The initial Conversion Rate (as defined in the Indenture) is 57.6037 shares of Common Stock per $1,000 principal amount of Notes (which is equivalent to an initial Conversion Price (as defined in the Indenture) of approximately $17.36 per share). The Conversion Rate will be subject to adjustment upon the occurrence of certain specified events but will not be adjusted for accrued and unpaid interest. In addition, upon the occurrence of a Make-Whole Fundamental Change (as defined in the Indenture), the Company will, in certain circumstances, increase the Conversion Rate by a number of additional shares for a holder that elects to convert its Notes in connection with such Make-Whole Fundamental Change.

Prior to the close of business on the business day immediately preceding September 1, 2022, the Notes will be convertible only under the following circumstances: (1) during any calendar quarter commencing after the calendar quarter ending on March 31, 2018 (and only during such calendar quarter), if the last reported sale price of the Company’s common stock for at least 20 Trading Days (whether or not consecutive) during the period of 30 consecutive Trading Days ending on, and including, the last Trading Day of the immediately preceding calendar quarter is greater than or equal to 130% of the applicable Conversion Price on each applicable Trading Day; (2) during the five consecutive business day period after any five consecutive Trading Day period (the “measurement period”) in which the Trading Price (as defined in the Indenture) per $1,000 principal amount of notes for each Trading Day of such measurement period was less than 98% of the product of the last reported sale price of the Company’s common stock and the applicable Conversion Rate on each such Trading Day; or (3) upon the occurrence of specified corporate events. On or after September 1, 2022 until the close of business on the scheduled Trading Day immediately preceding the maturity date, holders may convert their notes at any time. The Notes are convertible into shares of the Common Stock, cash or a combination of cash and shares of Common Stock, at the Company’s election.

The Company may redeem the Notes, at its option, on or after December 5, 2020, at a redemption price equal to 100% of the principal amount thereof, plus accrued and unpaid interest if the last reported sale price of the Company’s Common Stock has been at least 130% of the Conversion Price then in effect for at least 20 Trading

Days (whether or not consecutive) during any 30 consecutive Trading Day period ending within not more than three Trading Days preceding the date on which the Company provides written notice of redemption.

Upon the occurrence of a Fundamental Change (as defined in the Indenture), holders may require the Company to repurchase all or a portion of their Notes for cash at a price equal to 100% of the principal amount of the Notes to be repurchased, plus any accrued and unpaid interest to, but excluding, the Fundamental Change Repurchase Date (as defined in the Indenture).

The Notes are the Company’s senior unsecured obligations and will rank senior in right of payment to any indebtedness that is expressly subordinated in right of payment to the Notes. The Notes will rank equal in right with all of the Company’s existing and future liabilities that are not subordinated in right of payment to the Notes. The Notes will also be effectively junior in right of payment to all of the Company’s existing and future secured indebtedness (to the extent of the value of the assets securing such indebtedness) and structurally junior to all indebtedness and other liabilities (including trade payables) of the Company’s current or future subsidiaries.

The following events are considered “Events of Default” under the Indenture, which may result in the acceleration of the maturity of the Notes:

(1)	the Company defaults in any payment of interest on any Note when due and payable and the default continues for a period of 30 days;

(2)	the Company defaults in the payment of principal of, or premium, if any, on any Note when due and payable at its stated maturity, upon optional redemption, upon any required repurchase, upon declaration of acceleration or otherwise;

(3)	failure by the Company to comply with its obligation to convert the Notes in accordance with the Indenture upon exercise of a holder’s conversion right and such failure continues for a period of three business days;

(4)	failure by the Company to give a Fundamental Change notice or notice of a Specified Corporate Transaction (as defined in the Indenture) when due with respect to the Notes;

(5)	failure by the Company to comply with its obligations under the Indenture with respect to consolidation, merger and sale of assets of the Company;

(6)	failure by the Company to comply with any of its other agreements contained in the Notes or Indenture for a period of 60 days after written notice from the Trustee or the holders of at least 25% in principal amount of the Notes then outstanding has been received;

(7)	default by the Company or any of its Significant Subsidiaries (as defined in the Indenture) with respect to any mortgage, agreement or other instrument under which there may be outstanding, or by which there may be secured or evidenced, any indebtedness for money borrowed in excess of $25 million (or its foreign currency equivalent at the time) in the aggregate of the Company and/or any such subsidiary (i) resulting in such indebtedness becoming or being declared due and payable prior to maturity or (ii) constituting a failure to pay the principal of any such indebtedness when due and payable at its stated maturity, upon required repurchase, upon declaration of acceleration or otherwise, and, in the case of clauses (i) and (ii) such acceleration shall not, after the expiration of any applicable grace period, have been rescinded or annulled or such failure to pay or default shall not have been cured or waived, or such indebtedness is not paid or discharged, as the case may be, within 30 calendar days after written notice to the Company by the Trustee or to the Company and the Trustee by holders of at least 25% in aggregate principal amount of Notes then outstanding in accordance with this Indenture; or

(8)	certain events of bankruptcy, insolvency, or reorganization of the Company or any of its Significant Subsidiaries (as defined in the Indenture).

If such an Event of Default occurs and is continuing (other than an Event of Default described in clause (8) above), the Trustee by notice to the Company, or the holders of at least 25% in principal amount of the outstanding Notes by notice to the Company and the Trustee, may declare 100% of the principal of and accrued and unpaid interest, if any, on all the Notes to be due and payable. In the event that an Event of Default of a type described in clause (8) shall occur and be continuing, 100% of the principal or and accrued and unpaid interest on the Notes will automatically become due and payable. Upon such a declaration of acceleration or automatic acceleration, such principal and accrued and unpaid interest, if any, will be due and payable immediately.

The summary of the foregoing transactions is qualified in its entirety by reference to the text of the Indenture and the Form of 1.75% Convertible Senior Notes due 2022, which are filed as Exhibit 4.1 and 4.2, respectively, hereto and are incorporated herein by reference.

Certain Initial Purchasers under the Purchase Agreement or their affiliates, have engaged in, and may in the future engage in, other commercial dealings with the Company or its affiliates in the ordinary course of business. They have received, or may in the future receive, customary fees and commissions for those transactions.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The information set forth in Item 1.01 above is incorporated by reference into this Item 2.03.

Item 3.02.	Unregistered Sales of Equity Securities.

The information set forth in Item 1.01 above is incorporated by reference into this Item 3.02.

Item 8.01.	Other Events.

On November 13, 2017, the Company issued a press release (the “Launch Press Release”) announcing its intention to offer $175 million aggregate principal amount of the Notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. A copy of the Launch Press Release is filed herewith as Exhibit 99.1 and is incorporated herein by reference.

On November 15, 2017, the Company issued a press release (the “Pricing Press Release”) announcing the pricing of its offering of $175 million aggregate principal amount of the Notes in a private placement to qualified institutional buyers pursuant to Rule 144A under the Securities Act. A copy of the Pricing Press Release is filed herewith as Exhibit 99.2 and is incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits.

Exhibit Number	Description of Exhibit

4.1	Indenture, dated November 17, 2017, between Quotient Technology Inc. and U.S. Bank National Association

4.2	Form of 1.75% Convertible Senior Note due 2022 (included in Exhibit 4.1)

10.1	Purchase Agreement, dated as of November 14, 2017, between Quotient Technology Inc. and Morgan Stanley & Co. LLC, as representative of the Initial Purchasers listed in Schedule I thereto.

99.1	Launch Press Release, dated November 13, 2017

99.2	Pricing Press Release, dated November 15, 2017

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

QUOTIENT TECHNOLOGY INC.

/s/ Connie Chen
By:	Connie Chen
Title:	General Counsel, Compliance Officer & Secretary

Dated: November 17, 2017